Exhibit 99.1

BPO Management Services Announces Financial Results
for Second Quarter 2009

Revenue Increases 68% in Second Quarter 2009

ANAHEIM, Calif., August 17, 2009 /PRNewswire-FirstCall/ -- BPO Management Services Inc., (OTC BB: HAXS), a full-service healthcare and business process outsourcing company focused on serving the middle-market, today announced its financial results for the second quarter 2009, ended June 30, 2009. The income statement reflects the merger of BPO Management Services and Healthaxis, Inc., which was completed on December 30, 2008 and the presentation of the Company’s Canadian operations as discontinued operations as of June 30, 2009.

Operational Highlights

•
Revenue for the second quarter ended June 30, 2009 increased 68% to $6.6 million from $3.9 million. Revenue for the six months ended June 30, 2009 increased by 82% to $13.5 million, compared to $7.4 million for the same period last year. The higher revenues in 2009 were due primarily to the addition of Healthcare segment from the Healthaxis merger.

•	The Company has fully integrated operations from its merger with Healthaxis.

•
The Company divested its Canadian operations and eliminated its Enterprise Content Management Division (ECM) in July, 2009. Operating results of the divested operations are shown in the financial statements as discontinued operations. The Canadian subsidiary was sold on July 31, 2009. The divestiture eliminates operations that no longer fit with the Company’s corporate strategy, and allows it to focus on its core strengths in information technology outsourcing and managed applications and business process services for healthcare benefits administration, finance and accounting, and human resources.

•
With the divestiture of the Canadian operations, the Company’s revenues that are now derived from long-term contracts exceed 95% of total revenue. This exceeds the Company’s goal of 90% of revenues derived from such revenue streams.

•
During the second quarter of 2009, the Company largely completed a previously announced organizational restructuring and consolidation of all financial and related back-office functions to enhance financial management activities and to lower administrative costs. The Company also re-organized its operational delivery structure by combining its Healthcare and Human Resources divisions and by putting operational control for all businesses under a single executive. Accordingly, the Company was able to refine its management structure and to reduce personnel and other expenditures. The changes resulted in a second quarter “restructuring” charge of approximately $382,000. On an annualized basis, the actions described above and other corporate cost reductions are expected to lower annual operating costs by approximately $2.0 million. The Company believes that the lower costs will be reflected more clearly in its third quarter and in future periods. Management believes that organizational improvements combined with expected revenue growth will drive profitability in the coming quarters.

•
Selling, General & Administrative expenses for the second quarter of 2009 were 37% of total revenue, compared to 44% for the second quarter of 2008. A trend of lower SG&A costs as a percentage of revenues is expected to continue because of the restructuring changes implemented and the Company’s belief that such costs will not increase significantly with organic revenue growth. The Company continues to focus its efforts on internal cost-efficiencies and ongoing expense reduction.

•
The Company continues to experience a healthy demand for its services, from both new customer prospects and existing customer scope expansion projects, and as a result has been moving several opportunities towards a successful close. As a result, the Company remains optimistic concerning the potential to experience rapid organic growth, particularly in its ITO business unit, in the coming quarters.

Patrick Dolan, chief executive officer of BPOMS, said, "We took steps to further align our operations with our core competencies and reduce our go forward expense structure. Included in this was our strategic realignment, which resulted in approximately $2 million per year in expense reductions. In addition, we made the strategic decision to divest our Canadian operations to further narrow our focus to our core competencies, including recurring revenue from long-term contracts with customers. BPOMS continues to be strategically aligned with middle-market companies who are searching for proven solutions to improving internal operations, while simultaneously lowering costs. We have now successfully built a scalable, robust BPO delivery platform for ITO, and are providing key vertical solutions in healthcare, financial services and human resources. Most importantly, these solutions are anchored by industry recognized intellectual property, and delivered by a high availability, on-demand Tier 1 like infrastructure with additional capacity, and a multi-shore delivery capability. We have a strong pipeline of opportunities throughout our organization but particularly in our ITO division and as the economy continues to recover, we are well-positioned for long-term growth and success.”

Second Quarter 2009 Financial Results
For the second quarter, total revenue increased 68% to $6.6 million from $3.9 million for the same period last year. The higher revenue resulted primarily from the addition of the Healthcare business segment, which was acquired through the Healthaxis, Inc. merger on December 30, 2008. The revenue increase was partially offset by a decrease in our base business due largely to a decline in ITO and HRO professional services, and from a net drop in data center revenues. The lower data center revenues result from the loss of legacy customers who had decided to move their operations to a new environment some time ago. In addition to a reduced amount of professional services, HRO revenues were also lower in 2009 because maintenance revenues on historical versions of the Company’s software systems are declining, and the increased revenues from SaaS based sales are not yet sufficient to offset the decline.

Total operating expenses for the quarter were $8.8 million, compared to total operating expenses of $4.3 million during the second quarter last year. The higher operating expenses resulted primarily from the addition of the Healthcare segment, but also resulted from corporate restructuring charges of $382,000, the bankruptcy of two customers which resulted in an increase in the allowance for bad debts of $323,000, and nonrecurring ITO costs to support new customer implementations. The cost increases were partially offset by cost reduction efforts across all segments.

The loss from operations for the quarter was $2.2 million, compared to $425,000 in the prior-year second quarter. The second quarter operating loss includes non-cash expenses, including depreciation and amortization of $1.0 million and the aforementioned bad debt and restructuring charges. These items do not impact the operating cash flows of the business and are not expected to negatively impact future operating results. Management believes this is evidenced by the fact that the Company generated positive cash flow from operations of approximately $1.3 million for the six months ended June 30, 2009. The net loss for the quarter was $5.0 million, which includes a loss from discontinued operations of $2.7 million, compared to a net loss of $931,000 in the second quarter last year.

Year-to-Date Financial Results
Revenue for the first six months of 2009 was $13.5 million, an increase of 82% compared to the $7.4 million for the first half of 2008. The higher revenue was primarily due to the addition of the Healthcare business segment, partially offset by decreases in professional services revenues in both HRO and ITO, combined with a net drop in data center revenues. Total operating expenses for the quarter were $17.0 million, compared to total operating expenses of $9.1 million during the first quarter last year. The operating expense increase results from the addition of the Healthcare segment combined with aforementioned restructuring and bad debt charges, and nonrecurring ITO costs to ramp new customers. As in the second quarter, the increases were partially offset by cost reductions across all business segments.

The loss from operations for the first six months of 2009 was $3.50 million, compared to $1.70 million in the prior-year period. Including the loss from discontinued operations of $2.7 million, the net loss for the six-month period was $6.50 million, compared to a net loss of $2.70 million last year.

About BPO Management Services, Inc.
BPO Management Services (BPOMS) is a healthcare and business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including claims processing, human resources, information technology, and enterprise content management, to support the back-office business functions of the middle-market on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit http://www.bpoms.com

Forward-Looking Statements
Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of BPO Management Services, Inc. (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at http://www.sec.gov under "Search for Company Filings."

   Company Contact:
   BPO Management Services, Inc.
   Patrick Dolan, Chairman & CEO
   patrick.dolan@bpoms.com

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues:
IT outsourcing services	$2,848,147	$3,308,739	$5,833,864	$6,450,543
Healthcare	3,489,384	-	7,111,812	-
Human resource outsourcing servicing	225,653	592,226	528,839	972,835
Total revenues	6,563,184	3,900,965	13,474,515	7,423,378

Operating expenses:
Cost of services provided	4,745,799	1,782,555	9,496,167	3,274,170
Selling, general and administrative	2,482,060	1,741,587	4,824,648	4,172,982
Research and development	118,908	77,335	224,760	147,037
Depreciation and amortization	1,031,846	518,116	2,013,615	1,115,891
Share-based compensation	18,333	207,092	18,333	414,184
Restructuring costs	382,207	-	382,207	-

Total operating expenses	8,779,153	4,326,685	16,959,730	9,124,264

Loss from operations	(2,215,969)	(425,720)	(3,485,215)	(1,700,886)

Interest expense
Related parties	18,579	26,853	39,166	53,705
Other, net	110,618	21,053	236,024	41,076
Total interest expense	129,197	47,906	275,190	94,781

Loss before income taxes	(2,345,166)	(473,626)	(3,760,405)	(1,795,667)

Income tax expense	7,800	-	15,600	44,452

Loss from continuing operations	(2,352,966)	(473,626)	(3,776,005)	(1,840,119)

Discontinued operations (Note 3):
Loss from operations of discontinued business	(2,686,089)	(457,709)	(2,738,321)	(863,286)

Net loss	(5,039,055)	(931,335)	(6,514,326)	(2,703,405)

Foreign currency translation gain (loss)	535,642	(46,842)	460,335	(180,194)

Comprehensive loss	$(4,503,413)	$(978,177)	$(6,053,991)	$(2,883,599)

Loss per share - basic and diluted
Loss from continuing operations	$(0.15)	$(0.04)	$(0.25)	$(0.15)
Loss from discontinued operations	(0.18)	(0.04)	(0.18)	(0.07)
Net loss per share - basic and diluted	$(0.33)	$(0.08)	$(0.43)	$(0.22)

Basic and diluted weighted average common shares outstanding	15,165,586	12,671,034	15,165,586	12,457,919

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND DECEMBER 31, 2008
(UNAUDITED)
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$1,584,771	$2,895,711
Accounts receivable, net of allowance for doubtful accounts of $492,186 and $505,338, respectively	3,998,273	5,408,156
Prepaid expenses and other current assets	1,021,271	928,647
Current assets held for sale	2,148,025	2,290,630
Total current assets	8,752,340	11,523,144

Equipment, net	7,378,058	7,170,213
Goodwill	2,282,064	2,282,064
Intangible assets, net	3,878,498	4,192,955
Other assets	801,298	1,244,641
Non-current assets held for sale	2,392,982	4,447,545
	$25,485,240	$30,860,562
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of lines of credit and long-term debt	$3,099,156	$2,196,652
Current portion of capital lease obligations	572,301	394,765
Accounts payable	5,337,939	4,687,333
Accrued expenses	2,777,293	2,856,021
Restructuring liability	347,774	-
Accrued interest-related party	39,166	-
Accrued dividend payable	1,369,331	1,369,331
Accrued dividend payable-related party	651,281	651,281
Amount due former shareholders of acquired companies	-	1,000,000
Deferred revenues	1,989,218	2,091,277
Related party notes payable	830,246	930,246
Other current liabilities	120,000	137,715
Current liabilities associated with assets held for sale	4,108,277	4,101,437
Total current liabilities	21,241,982	20,416,058

Lines of credit and long-term debt, net of current portion	-	722,304
Capital lease obligations, net of current portion	780,568	690,278
Other long-term liabilities	1,205,922	742,520
Non-current liabilities associated with assets held for sale	-	5,694
Total liabilities	23,228,472	22,576,854

Commitments and contingencies (Note 9)

Stockholders' equity
Convertible preferred stock, Series B, par value $1.00; authorized 21,105,000 shares; 21,103,955 shares issued and outstanding	21,103,955	21,103,955
Common stock, par value $0.10; authorized 1,900,000,000 shares; 15,165,586 shares issued and outstanding	1,516,559	1,516,559
Additional paid-in capital	14,714,257	14,687,206
Accumulated deficit	(35,221,055)	(28,706,729)
Accumulated other comprehensive income (loss), foreign currency translation adjustments	143,052	(317,283)
Total stockholders' equity	2,256,768	8,283,708
	$25,485,240	$30,860,562